Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of GeoVax Labs, Inc. of our report dated March 27, 2025, relating to the 2024 consolidated financial statements and schedule of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wipfli LLP

Atlanta, Georgia

June 26, 2025